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                                                                   Exhibit 10(i)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 13 to the Registration Statement No. 33-85442 of The New England Variable Annuity Separate Account of our report dated February 9, 2001 relating to the consolidated financial statements of New England Life Insurance Company and of our report dated March 9, 2001 relating to the financial statements of The New England Variable Annuity Separate Account appearing in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to us under the "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
April 26, 2001